Exhibit 99.1

WILLIAM M. COOK ELECTED TO VALSPAR BOARD OF DIRECTORS

MINNEAPOLIS, Minn., April 23, 2010 – The Valspar Corporation (NYSE:VAL) announced today that the Board of Directors elected William M. Cook, 56, chairman of the board, president and CEO, Donaldson Company, Inc. (NYSE:DCI), to the Board of Directors.  Mr. Cook has been appointed to serve on the board’s compensation committee.

“The breadth and depth of Bill’s business experience and his track record of success with technology-driven growth will be of great value to our board and to Valspar,” said William L. Mansfield, Valspar chairman and chief executive officer.  “His global perspective and counsel will be a tremendous asset as we continue to expand our presence in global paint and coatings markets.  It is a pleasure to welcome Bill to our board.”

Mr. Cook has served as president and CEO of Donaldson since August 1, 2004 and was elected chairman on August 1, 2005.  He joined Donaldson in 1980 and has held various senior leadership positions including senior vice president, international and chief financial officer, and senior vice president, commercial and industrial group.  Cook holds a Bachelor of Science degree in business administration and an MBA from Virginia Tech.  Mr. Cook is also a director of IDEX Corporation (NYSE: IEX).

Investor Contact:  Tyler Treat, (612) 851-7358

Media Contact:  Mike Dougherty, (612) 851-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry.

For more information, visit www.valsparglobal.com.

# # #